UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO		63127
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 314-984-1000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)
On December 8, 2016, Blaine Hurst was appointed President of Panera Bread Company (the “Company”), effective December 12, 2016. Mr. Hurst, age 60, has been with the Company since 2010 and has held a number of leadership positions within the Company, most recently as Executive Vice President, Chief Transformation and Growth Officer since October 2014. Prior to that time he served as the Company’s Executive Vice President, Technology and Transformation from May 2013 to October 2014, as Senior Vice President, Technology and Transformation from March 2012 to May 2013 and as Senior Vice President, Technology Business Strategies from January 2011 to March 2012.

Mr. Hurst’s appointment followed the resignation for personal reasons of Andrew Madsen, who had been serving as President of the Company, on December 5, 2016, effective December 9, 2016 (the “Separation Date”).

(e)
In connection with the foregoing, Panera, LLC, a wholly owned subsidiary of the Company, has agreed to enter into a Separation and Release Agreement (the “Agreement”) with Mr. Madsen. Under the Agreement, in consideration of Mr. Madsen’s agreement to a general release and certain other standard terms and conditions, Panera, LLC will provide Mr. Madsen with the following separation pay and benefits: (i) twenty six (26) bi-weekly payments of $30,096.19, which is comprised of salary and car allowance, beginning on the Separation Date and (ii) certain other benefits relating to continued health insurance benefits for a period of up to twelve (12) months. Additionally, Mr. Madsen will continue to be reimbursed for the cost of his apartment located in Massachusetts through the end of the lease term in June 2017. Further, under the Agreement, Mr. Madsen agrees to certain restrictive covenants regarding non-competition and non-solicitation for the period of seventy-eight (78) weeks beginning on the Separation Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date:	December 9, 2016	By:	/s/ Louis DiPietro
		Name:	Louis DiPietro
		Title:	Senior Vice President, General Counsel